UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.

1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853	20-2777218
1-04928	DUKE ENERGY CAROLINAS, LLC (a North Carolina limited liability company) (a North Carolina corporation) 410 South Wilmington Street Raleigh, North Carolina 27601-1748 704-382-3853	56-0205520
1-3382	DUKE ENERGY PROGRESS, INC. (a North Carolina corporation) 410 South Wilmington Street Raleigh, North Carolina 27601-1748 704-382-3853	56-0165465

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 20, 2015, Duke Energy Carolinas, LLC (“Duke Energy Carolinas”), Duke Energy Progress, Inc. (“Duke Energy Progress”) and Duke Energy Business Services LLC (“DEBS”, and together with Duke Energy Carolinas and Duke Energy Progress, the “Companies”), each a wholly owned subsidiary of Duke Energy Corporation, each entered into a Memorandum of Plea Agreement (the “Plea Agreements”) in connection with the investigation initiated by the United States Department of Justice Environmental Crimes Section and the United States Attorneys for the Eastern District of North Carolina, the Middle District of North Carolina and the Western District of North Carolina (collectively, the “USDOJ”) related to the break of a storm water pipe beneath an ash basin and the resulting release of ash basin water and ash at Duke Energy Carolinas’ Dan River Steam Station on February 2, 2014, as well as the Companies’ management of coal ash basins in the State of North Carolina.

Under the Plea Agreements, the USDOJ will charge DEBS and Duke Energy Progress with four misdemeanor Clean Water Act violations related to violations at Duke Energy Progress’ H.F. Lee Steam Electric Plant, Cape Fear Steam Electric Plant and Asheville Steam Electric Generating Plant.  The USDOJ will charge DEBS and Duke Energy Carolinas with five misdemeanor Clean Water Act violations related to violations at Duke Energy Carolinas’ Dan River Steam Station and Riverbend Steam Station.  Duke Energy Carolinas agrees to pay a total of approximately $53.8 million in fines and restitution and $18.5 million for community service and mitigation, and Duke Energy Progress agrees to pay a total of approximately $14.4 million in fines and restitution and $15.5 million for community service and mitigation (collectively, the “Payments”). The Companies also agree to a five-year probation period.  For the duration of the five-year probation period, the Companies agree to establish environmental compliance plans subject to the oversight of a court-appointed monitor paid for by the Companies and for Duke Energy Carolinas and Duke Energy Progress each to maintain $250 million under their Master Credit Facility as security to meet their obligations under the Plea Agreements, in addition to certain other conditions set out in the Plea Agreements.  Payments under the Plea Agreements will be borne by shareholders.  Duke Energy Corporation has agreed to issue a guarantee of all payments and performance due from the Companies, including but not limited to payments for fines, restitution, community service, mitigation and the funding of, and obligations under, the environmental compliance plans.

As announced on February 18, 2015, Duke Energy Corporation will recognize a charge of approximately $102 million (or 14 cents per share) in the fourth quarter of 2014 as a result of the Plea Agreements. This charge will be recognized as a special item and, therefore, excluded from the Company’s adjusted diluted earnings per share.

The Plea Agreements are subject to the approval of the United States District Court for the Eastern District of North Carolina and, if approved, will end the grand jury investigation of the Companies’ practices at its coal ash basins.

The Plea Agreements do not cover pending civil claims against the Companies related to the Dan River coal ash release and operations at other North Carolina coal plants.  Duke Energy Corporation and the Companies will continue to cooperate with government agencies and defend against remaining civil litigation associated with these matters.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: February 20, 2015	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

DUKE ENERGY CAROLINAS, LLC

Date: February 20, 2015	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Secretary

DUKE ENERGY PROGRESS, INC.

Date: February 20, 2015	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary